SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2004

DOCUCORP INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23829 (Commission File Number)	75-2690838 (IRS employment identification no.)

5910 North Central Expressway, Suite 800
Dallas, Texas 75206
(Address of principal executive offices)

Registrant’s telephone number, including area code 214-891-6500

     Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01. Entry Into a Material Definitive Agreement.
Item 7.01. Regulation FD Disclosure.
Item 9.01. Financial Statements and Exhibits
Press Release

Item 1.01. Entry Into a Material Definitive Agreement.

     On September 24, 2004, we entered into a definitive agreement to acquire the assets of Newbridge Corporation, which includes the capital stock of Newbridge Information Services, Inc. (“Newbridge”), a leading information services company for the health care market. Newbridge composes, produces and distributes provider directories, ID cards and policy kits, as well as provides Internet access to health care providers. We closed the transaction contemporaneously with the execution and delivery of this definitive agreement.

     The all-cash transaction requires a cash outlay of approximately $5.0 million, consisting of a purchase price of approximately $2.5 million and our payment of approximately $2.5 million of Newbridge liabilities.

     In connection with the transaction, we entered into employment agreements with several key employees of Newbridge. As a part of this agreement, our compensation committee granted an aggregate of 175,000 shares of restricted stock to these employees as follows: Blayne Lequeux (100,000 shares), Ken Aiken (25,000 shares), Marilyn Souders (25,000 shares) and Mark Sutton (25,000 shares). The restricted shares vest over a seven year period of employment, subject to accelerated vesting if certain financial performance levels are achieved by the acquired Newbridge business.

Item 7.01. Regulation FD Disclosure.

     On September 27, 2004, we issued a press release regarding the acquisition of the Newbridge business as described in Item 1.01 above. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits.

Exhibit 99.1— Press release, dated September 27, 2004

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUCORP INTERNATIONAL, INC.
Date: September 27, 2004	By:	/s/ John H. Gray
John H. Gray,
Senior Vice President, Finance and Administration

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